May 15, 2013

Dyax Corp.

55 Network Drive

Burlington, MA 01803

Re: Registration Statement on Form S-3

File No. 333-171405

Ladies and Gentlemen:

Reference is made to our opinion dated December 23, 2010 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) filed on December 23, 2010 by Dyax Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Securities Act”). The Registration Statement was declared effective by the Commission on January 6, 2011. We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 15, 2013 by the Company with the Commission pursuant to Rule 424 under the Securities Act relating to the registration under the Securities Act of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and the Company’s Series 1 Convertible Preferred Stock, par value $0.01 per share, (the “Series 1 Convertible Preferred Stock”). The Prospectus Supplement relates to the offering by the Company of (i) up to 8,901,675 shares of the Company’s Common Stock (the “Common Shares”) and (ii) up to 41,418 shares of the Company’s Series 1 Convertible Preferred Stock (the “Preferred Shares”), as well as up to 4,141,800 shares of Common Stock issuable upon the conversion of the Preferred Shares (the “Conversion Shares”) all of which are covered by the Registration Statement. We understand that the Common Shares, the Preferred Shares and the Conversion Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings of the Board of Directors of the Company and its committees in connection with the authorization, issuance and sale of the Common Shares, the Preferred Shares and the Conversion Shares. We have examined such other documents as we consider necessary to render this opinion.

The opinion rendered herein is limited to Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.

Dyax Corp.

May 15, 2013

Based upon the foregoing, we are of the opinion that (i) the Common Shares and the Preferred Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable and (ii) the Conversion Shares have been duly authorized and if, as and when the Conversion Shares are issued and delivered by the Company in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation, as amended and supplemented to date by all amendments and certificates of designation thereto, the Conversion Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Edwards Wildman Palmer LLP

Edwards Wildman Palmer LLP